SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERCEPT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3150 Holcomb Bridge Road

Suite 200

Norcross, Georgia 30071

April 29, 2003

Dear InterCept Shareholder:

We cordially invite you to attend our 2003 annual meeting of shareholders to be held on Wednesday, June 4, 2003 at 9:00 a.m. local time at our corporate headquarters. At the meeting, we will present a report on our operations, followed by voting on the matters described in the accompanying notice of annual meeting and proxy statement and discussion of other matters properly brought before the meeting.

We have included a copy of our annual report to shareholders with the proxy statement and encourage you to read both of them. The annual report includes our audited financial statements for the year ended December 31, 2002, as well as information on our operations, markets, products and services.

Whether or not you plan to attend the annual meeting, we ask that you read the material on the following pages and promptly submit your proxy card in the enclosed postage paid envelope.

Your vote is very important, and we appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

John W. Collins

Chairman of the Board and Chief Executive Officer

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

Date:     Wednesday, June 4, 2003

Time:     9:00 a.m.

Place:    InterCept, Inc.

3150 Holcomb Bridge Road

Suite 200

Norcross, Georgia 30071

To InterCept’s shareholders:

InterCept will hold its 2003 annual meeting of shareholders at our corporate headquarters on Wednesday, June 4, 2003 at 9:00 a.m. The purposes of the annual meeting are:

1.	to elect two directors; and
2.	to transact any other business that may properly come before the meeting or any adjournments of the meeting.

Shareholders of record at the close of business on April 15, 2003 are entitled to vote at the annual meeting and any adjournments. Our corporate offices are accessible to all shareholders. We will provide a sign language interpreter if you send a request to our Director of Investor Relations at the above address.

John W. Collins

Chairman of the Board and

Chief Executive Officer

April 29, 2003

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 4, 2003

InterCept, Inc. is furnishing this proxy statement to you in connection with its solicitation of proxies on behalf of its board of directors for the 2003 annual meeting of shareholders. We are mailing these proxy materials to shareholders on or about April 29, 2003.

At the annual meeting, the board of directors will ask our shareholders:

(1)	to elect two directors; and
(2)	to transact any other business that may properly come before the meeting or any adjournments of it.

Except for procedural matters, the board of directors does not know of any matters other than those described in the notice of annual meeting that are to come before the meeting. If any other matter is properly brought before the annual meeting, a majority of the board of directors will determine the manner in which the person named in the proxy card will vote the shares represented by the proxies on that matter.

The board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the annual meeting.

The date of this proxy statement is April 29, 2003.

VOTING PROCEDURES

Your vote is very important.

Your shares can be voted at the annual meeting only if you are present or if you have sent in your proxy. Whether or not you plan to attend the annual meeting, please vote by proxy to assure that your shares will be represented. Properly executed proxies that are received before the chairman of the meeting announces that the polls are closed will be voted in accordance with the directions provided in the proxy. If no directions are given, your shares will be voted FOR the proposal to elect two nominees to the board of directors.

Who can vote?

Shareholders of record as of the close of business on April 15, 2003 are entitled to vote. On that day, 20,056,449 shares of common stock were outstanding and eligible to vote. Each share entitles the holder to one vote on each matter presented at the annual meeting. A list of shareholders eligible to vote will be available at our corporate headquarters beginning April 27, 2003. Shareholders may examine this list during normal business hours for any purpose relating to the annual meeting.

How do I vote?

You may vote by mail by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. You also may vote in person at the meeting. We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you must request a legal proxy from your stockbroker to vote at the meeting. Whether or not you plan to attend the annual meeting, we ask you to send in your proxy.

Can I change my proxy?

If you are an owner of record and change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date,

•	voting in person at the meeting, or

•	giving written notice to our corporate Secretary, Scott R. Meyerhoff.

How are votes counted?

A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. Abstentions and broker non-votes count as present for establishing a quorum. A “broker non-vote” occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

If a quorum is present, the two director nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shareholders do not have cumulative voting rights.

Who will count the vote?

A representative of our transfer agent, SunTrust Bank, Atlanta, will serve as the inspector of the election and tabulate and certify shareholders’ votes.

Is my vote confidential?

We have a policy of vote confidentiality. Your vote may not be disclosed to our board of directors or management except as may be required by law and in other limited circumstances.

Who pays for the cost of the proxy solicitation?

We have solicited the enclosed proxy for use at the annual meeting. We will pay the cost involved in soliciting proxies. In addition to the use of the mails, our officers, directors and employees may solicit proxies personally or by telephone or facsimile transmission. We will not compensate these individuals for their solicitation activities. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of shares held of record. We will reimburse these persons for their reasonable expenses.

ELECTION OF DIRECTORS

Our articles of incorporation provide that our board of directors shall consist of at least four and no more than 12 directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The board of directors determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at the annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is six, and we have one Class III vacancy with a term that expires at our annual meeting in 2004. Although we are in discussions with several potential candidates to fill this position, we have not yet identified a replacement.

Our shareholders will elect two directors at this annual meeting. Unless otherwise specified on the proxy card, the persons named as proxies will vote in favor of the election of the persons named below as nominees. Each nominee currently serves as a director. The board of directors believes that the nominees will stand for election and will serve if elected as directors. If any person nominated by the board fails to stand for election or is unable to accept election, the persons named as proxies will vote in favor of the election of another person recommended by the board of directors. Proxies cannot be voted for more than two nominees.

The board of directors recommends a vote FOR each of the listed nominees.

Information about Director Nominees and Other Directors

Our director nominees and other directors and their ages and terms of office as of April 29, 2003 are as follows:

Director Nominees

Name	Age	Class	Position with Company	Term Expires
Boone A. Knox	66	II	Director	2003
John D. Schneider, Jr.	49	II	Director	2003

Other Directors

Name	Age	Class	Position with Company	Term Expires
John W. Collins	55	III	Chairman of the Board and Chief Executive Officer	2004
Jon R. Burke	55	I	Director	2005
Glenn W. Sturm	49	I	Director	2005

Other Executive Officers

Name	Age	Position with Company
Jeffery E. Berns	38	Senior Vice President
G. Lynn Boggs	47	President and Chief Operating Officer
Randy Fluitt	57	Executive Vice President
Farrell S. Mashburn	56	Senior Vice President
Scott R. Meyerhoff	34	Chief Financial Officer, Senior Vice President and Secretary
John M. Perry	46	Chief Executive Officer — InterCept Payment Solutions
Denise C. Saylor	34	Senior Vice President
Michael D. Sulpy	42	Executive Vice President

Biographical Information for Director Nominees

Boone A. Knox has served as a director since February 1998 and as the Vice Chairman of our Board of Directors since September 2002. Mr. Knox is currently the trustee of the Knox Foundation. He is a director of both Cousins Properties, Inc., a publicly-held Atlanta-based real estate development company, and Equity Residential Properties Trust, a publicly-held Chicago-based real estate investment company. He serves as Chairman of the Board of Directors of the southeast division (formerly Allied Bank of Georgia) of Regions Financial Corp., and he served as Allied’s President and Chief Executive Officer from 1975 through 1986. He was Chairman of the Board of Directors and Chief Executive Officer of Allied Bankshares, Inc., the holding company of Allied, from its formation in 1984 until January 1997. He was Chairman of the Board of Directors of Merry Land & Investment Co. from December 1996 until October 1998.

John D. Schneider, Jr. has served as one of our directors since January 2000. For the past 14 years, Mr. Schneider has served as a director, President and Chief Executive Officer of Bankers Bancorp Inc., a bank holding company headquartered in Springfield, Illinois. He is a director, President and Chief

Executive Officer of Independent Bankers Bank, Chairman of Bankers Bank Service Corporation, subsidiaries of Bankers Bancorp Inc. and President, Chief Executive Officer and a director of Bankers Bank Insurance Services Inc. Mr. Schneider is also a director of Sullivan Bancshares, Inc., First National Bank of Sullivan and Community Bank Mortgage Corp.

Biographical Information for Other Directors

John W. Collins, one of our co-founders, has served as our Chief Executive Officer and Chairman of our Board of Directors since our formation. Mr. Collins served as our President from October 2000 through February 2002. Mr. Collins currently serves as a director of Nexity Bank. Mr. Collins served as the Chairman of the Board of Directors of Netzee, Inc., a provider of Internet-based banking products and services, from its inception in 1999 until September 2002. Mr. Collins has over 29 years of experience in multiple areas of electronic commerce for community financial institutions. Mr. Collins is the father of Denise C. Saylor, a Senior Vice President.

Jon R. Burke has served as one of our directors since February 1998. He is presently the managing member of Capital Appreciation Management Company, L.L.C., which is the managing general partner of Burke Capital Group, LLC, an Atlanta-based merchant banking fund specializing in acquiring controlling interests in companies located in the southeastern United States. He is a director of HealthTronics, Inc., a provider of noninvasive treatment solutions for multiple urologic and orthopedic conditions. Mr. Burke is also a principal with Burke Capital, Inc., which provides financial advisory services to middle market corporations in connection with mergers and acquisitions and financings. From 1973 to 1996, Mr. Burke was employed by The Robinson-Humphrey Company, Inc., most recently serving as a Senior Vice President and the head of its financial institutions/banking research.

Glenn W. Sturm has served as one of our directors since May 1997. Since 1992, Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as a member of its executive committee. Mr. Sturm served as the Chief Executive Officer of Netzee, Inc., a provider of Internet-based banking products and services, from its inception in 1999 until October 2000. Mr. Sturm has been a director of Private Business, Inc., a provider of accounts receivable and inventory management software, since its August 2001 merger with Towne Services, Inc., of which he also served as a director.

Biographical Information for Other Executive Officers

Jeffery E. Berns has served as a Senior Vice President since June 2001 and was Vice President of Sales from September 1999 through May 2001. Mr. Berns is our national sales manager and supervises sales efforts for all of our banking-related products and services. Mr. Berns has worked in sales since joining us in 1997, first with InterCept Switch for approximately 18 months and then with InterCept. From February 1994 to February 1997, Mr. Berns was the Business Development Manager for the Star System, Inc. ATM network.

G. Lynn Boggs has been Chief Operating Officer of InterCept since September 2002 and has served as President of InterCept since February 2002. Before joining InterCept, Mr. Boggs served from February 2000 to August 2001 as the Chief Executive Officer of Towne Services, Inc., headquartered in metropolitan Atlanta, Georgia. Towne Services provided services and products that processed sales and payment information and related financing transactions for small businesses and banks. In March 1999, Mr. Boggs became a Senior Vice President of Investments for The Bankers Bank, also headquartered in Atlanta, Georgia. From June 1996 until March 1999, he served as the Senior Vice President and branch manager of Vining-Sparks Investment Banking Group, L.P., a fixed income broker-dealer to financial institutions in Nashville, Tennessee. From October 1994 to June 1996, he was Senior Vice President-Investments at PaineWebber, Inc. in Nashville.

Randy Fluitt has served as our Executive Vice President since February 2001. Mr. Fluitt manages our processing and imaging operations and oversees our regulatory reporting and compliance matters. Prior to joining us, Mr. Fluitt was Executive Vice President of SLMsoft.com Inc. from December 1998 to January 2001. Before joining SLM, he served as President and Chief Operating Officer of BancLine, a provider of core processing software for community banks, from January 1998 to November 1998, when it was acquired by SLM. Mr. Fluitt served as Vice President of the financial services division for Electronic Data Services Corp. from July 1987 to January 1998. Mr. Fluitt has over 36 years experience working with community financial institutions and financial technology providers.

John M. Perry has served as Chief Executive Officer of InterCept Payment Solutions since December 2002. Before joining InterCept, Mr. Perry served from December 2000 to August 2002 as the Chairman and Chief Executive Officer of Spectrum EBP, a company that specializes in electronic bill presentment and payment. From February 2000 to November 2000, Mr. Perry served as President and Chief Executive Officer of RealEstate.com, a company that offered real estate-related services over the Internet. From April 1996 to February 2000, Mr. Perry served as President and Chief Operating Officer of Nova Information Systems.

Farrell S. Mashburn has served as a Senior Vice President since January 1996 and as our Secretary from June 1996 to January 1998. Mr. Mashburn also served as a director from May 1996 to January 1998. Mr. Mashburn has over 36 years of experience in providing banking related equipment, maintenance and technical support services, primarily to community financial institutions.

Scott R. Meyerhoff has served as our Chief Financial Officer and Secretary since January 1998, and additionally as our Senior Vice President since March 2000. For the seven years before he joined us, Mr. Meyerhoff was employed by Arthur Andersen LLP, most recently as an audit manager. Mr. Meyerhoff received his B.S. degree, with honors, in accounting from The Pennsylvania State University, where he was member of The University’s Scholars Program. He is a Certified Public Accountant.

Denise C. Saylor has served as a Senior Vice President since February 2001. She serves as our chief administration officer and is responsible for our EFT division. Prior to becoming Senior Vice President, she served as Vice President responsible for several corporate functions including marketing, facilities management, administration and customer service. Ms. Saylor received her B.A. degree from Georgia State University before joining InterCept in 1992. Ms. Saylor is the daughter of John W. Collins, our Chief Executive Officer and Chairman of our Board of Directors.

Michael D. Sulpy has served as our Executive Vice President of Network Communications since January 1998. Mr. Sulpy co-founded InterCept Communications Technologies, L.L.C. in March 1996 and served as its Vice President of Communications until its merger with us in January 1998. He joined InterCept Communications Technologies in 1987, and from January 1993 to January 1996 served as its network manager, responsible for data network design and maintenance and personnel training. Mr. Sulpy has over 18 years of data communications management and telecommunications network experience.

CORPORATE GOVERNANCE

Our business, properties and affairs are managed under the direction of our board of directors. Although directors are not involved in the day-to-day operating details, we strive to keep them informed of our business through written reports and documents we provide to them regularly, as well as through operating, financial and other reports presented by the Chairman of the Board and Chief Executive Officer and other officers at meetings of the board of directors and of committees of the board of directors.

Meetings of the Board

The board of directors held 12 meetings in 2002. Each director attended at least 75% of the board and committee meetings to which he was assigned.

Committees of the Board of Directors

The board of directors has established an Audit Committee, an Executive Committee, an Offering Committee and a Compensation and Stock Option Committee. We do not have a nominating committee. The board of directors nominates candidates to stand for election as directors. Our bylaws permit shareholders to make nominations for directors, but only if those nominations are made timely and by notice in writing to our corporate Secretary and in compliance with our bylaws. Our Audit Committee and its functions are described in Report of the Audit Committee below.

Executive Committee.    This committee may exercise the full power and authority of the board of directors to approve acquisitions. Mr. Collins and Mr. Sturm currently serve on this committee. This committee generally meets when action is necessary between scheduled board meetings, when a limited time frame exists and a quorum is not readily available. The Executive Committee did not meet in 2002.

Compensation and Stock Option Committee.    This committee oversees our management of some of our human resources activities, including determining compensation for senior management, granting stock options and the administering of our stock option and other employee benefit plans. Mr. Schneider, Mr. Knox and Mr. Burke currently serve on this committee. (Mr. Sturm also attends the meetings of this committee in a non-voting capacity.) The Compensation and Stock Option Committee met one time in 2002.

Offering Committee.    This committee oversees our stock offering activities, including selection of underwriters and pricing. Mr. Collins, Mr. Sturm and Mr. Burke currently serve on this committee. The Offering Committee did not meet during 2002.

Report of the Audit Committee

Our Audit Committee, composed of Mr. Burke, Mr. Knox and Mr. Schneider, is responsible for reviewing our financial statements and financial statements of our subsidiaries, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The Audit Committee communicates regularly with our management, including our Chief Financial Officer and accounting personnel, and with our auditors. The Audit Committee also recommends to our board of directors the appointment of our independent auditors for the next fiscal year, reviews and approves our auditor’s audit plans, and reviews with our independent auditors the results of the audit and management’s responses.

Each of the members of the Audit Committee is considered “independent” under Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee met eight times during 2002. Our board of directors has adopted a written charter for our Audit Committee. The SEC has adopted new regulations that affect public company audit committees, their composition and their authority. Some of these regulations are currently in effect, and others take effect over approximately the next year. In addition, The Nasdaq Stock Market, Inc. has proposed for SEC approval new listing standards that, among other things, govern the composition and authority of audit committees. The board of directors will review and revise the current Audit Committee charter to comply with these new requirements in a timely manner.

The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees). The Audit Committee has also received from our independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditor’s independence from our company and its management. The Audit Committee reported its findings to our board of directors.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In 2003, the full Audit Committee will review quarterly earnings announcements in advance of their issuance with management and representatives of the independent auditor. In 2002, those announcements were reviewed in advance with the Audit Committee Chairman. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

Submitted by:	Jon R. Burke

Boone A. Knox

John D. Schneider

Director Compensation

We pay our directors $1,000 for in-person attendance at any meeting for their services as our directors, $250 for attendance via telephone for meetings lasting 30 minutes or less and $500 for attendance via telephone for meetings lasting over 30 minutes. Upon initial election to the board of directors, each non-employee director who beneficially owns less than 4% of our outstanding common stock on the date of his election to the board of directors receives options to acquire 35,000 shares of common stock, 11,667 of which vest immediately and the remainder of which vest ratably on the first and second anniversaries of such initial election. In addition, on each anniversary date of a director’s initial election to the board of directors, each director receives a grant of options to acquire 10,000 shares of common stock that vest on the date of grant. On the fifth anniversary, each director receives a grant of options to acquire 35,000 shares of common stock, 11,667 of which vest immediately and the remainder of which vest ratably on the first and second anniversaries of such grant. The exercise price of these options is equal to the fair market value of the common stock on the date of grant. Each director option expires ten years after the date of grant, unless canceled sooner as a result of termination of service or death, or unless the option is fully exercised before the end of the option period.

Directors may be reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors or its committees and for other expenses incurred in their capacity as directors.

Indemnification

We indemnify our directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will be held personally liable for our liabilities. This is required under our bylaws, and we have also signed agreements with each of our directors and officers contractually providing this indemnification to them.

Certain Relationships and Related Transactions

We owned approximately 28% of the outstanding stock of Netzee, Inc. until Certegy, Inc. acquired substantially all of Netzee’s assets on December 31, 2002. Mr. Collins was chairman of Netzee’s board of directors until September 2002.

Glenn W. Sturm, one of our directors, is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. We retained Nelson Mullins to provide various legal services to InterCept during 2002 and have retained Nelson Mullins to provide various legal services to us in 2003. The amount paid to Nelson Mullins for services rendered to us in 2002 did not exceed 5% of Nelson Mullins’ gross revenues in 2002.

Denise C. Saylor, a Senior Vice President, is the daughter of John W. Collins, our Chief Executive Officer and Chairman of our Board of Directors. For 2002, Ms. Saylor received a salary of $138,000 and a bonus of $45,000; the bonus will be paid ratably over a period of three years, provided that she remains with us as an employee. Ms. Saylor’s husband, David W. Saylor, is a Commissioned Sales Representative with InterCept and received aggregate salary and commissions of $217,000 in 2002.

We paid $35,000 to W-II Investments, Inc. as reimbursement for use of a W-II Investments aircraft for business travel during fiscal 2002. Payment was based on the average incremental cost of operating that type of aircraft. Each of Mr. John W. Collins, our Chief Executive Officer and Chairman of our Board of Directors, and Mr. Glenn W. Sturm, a director owns 50% of W-II Investments, Inc.

Raymond A. Moyer serves as the President of our wholly owned subsidiary, InterCept Payment Solutions, Inc. (formerly Electronic Payment Exchange, Inc., or EPX). We acquired EPX in May 2002 by merging a wholly-owned subsidiary into it. Shortly before this merger, we made a loan to EPX, which in turn loaned $2.5 million of that amount to Mr. Moyer. The loan accrues interest monthly at prime plus 1%. At April 29, 2003, the balance on the loan was $2.6 million including accrued interest of $135,000. The note became due on December 31, 2002 and is now in default.

Company Policy

All transactions between InterCept and our shareholders, affiliates, officers and directors, if any, are subject to the approval of a majority of the independent and disinterested outside directors and are conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm’s length basis.

EXECUTIVE COMPENSATION

The following table summarizes the compensation we paid or accrued for services rendered by our Chief Executive Officer and the four most highly compensated other executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2002. In this proxy statement, we sometimes collectively refer to these persons as the named executive officers. We did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown. Other than a relocation allowance paid to Mr. Boggs none of our executive officers has received or is expected to receive perquisites that exceed the lesser of $50,000 or 10% of the salary and bonus of that executive.

Summary Compensation Table

Long Term Compensation
Awards
		Annual Compensation					Securities Underlying Options/ SARs(#)
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation($)
John W. Collins Chief Executive Officer	2002 2001 2000	467,540 375,000 315,000	— 200,000 75,000	(1)			210,000 260,000 315,795

G. Lynn Boggs Chief Operating Officer	2002	350,000	150,000	(4)	96,000	(2)	300,000

Scott R. Meyerhoff Senior Vice President, Chief Financial Officer and Secretary	2002 2001 2000	302,320 196,250 151,250	60,000 100,000 25,000	(4) (1)			94,000 25,000 105,000

Garrett M. Bender (3) Executive Vice President	2002 2001 2000	282,424 — —	— — —				150,000 — —

Jeffery E. Berns Senior Vice President	2002 2001 2000	190,150 246,350 216,410	5,000 — 7,500				35,000 5,000 3,000

Randy Fluitt Executive Vice President	2002 2001 2000	222,917 183,330 —	60,000 40,000 —	(4) (4)			50,000 100,000 —

(1)	This amount will be paid ratably over a period of 5 years, provided that each remains with us as an employee.
(2)	This amount represents relocation allowance.
(3)	Effective February 11, 2003, Mr. Bender is no longer an employee of InterCept, and his options were terminated as of that date.
(4)	This amount will be paid ratably over a period of three years, provided that each remains with us as an employee.

Option Grants

The following table provides information concerning each grant of stock options to the named executive officers during the year ended December 31, 2002:

	Option Grants in Last Fiscal Year
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name					5%($)	10%($)
John W. Collins	200,000	13.18	15.89	11/6/12	1,998,612	5,064,906
	10,000	0.66	42.38	1/31/12	266,524	675,427

G. Lynn Boggs	150,000	9.89	34.22	4/15/12	3,228,092	8,180,667
	150,000	9.89	15.89	11/6/12	1,498,959	3,798,679

Scott R. Meyerhoff	44,000	2.90	32.54	4/23/12	900,420	2,281,853
	50,000	3.30	15.89	11/6/12	499,653	1,266,226

Garrett M. Bender (2)	150,000	9.89	34.22	4/15/12	3,228,092	8,180,667

Jeffery E. Berns	10,000	0.66	32.54	4/23/12	204,641	518,603
	25,000	1.65	15.89	11/6/12	249,827	633,113

Randy Fluitt	15,000	0.99	32.54	4/23/12	306,961	777,904
	35,000	2.31	15.89	11/6/12	349,757	886,359

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates above the exercise price over the option term, no value will be realized from the option grants made to the named executive officers.

(2)	Effective February 11, 2003, Garrett M. Bender is no longer an employee of InterCept, and his options were terminated as of that date.

The following table provides information regarding the exercisability of options and the number of options held by the named executive officers who have been granted stock options, as of December 31, 2002:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John W. Collins	—	—	774,040	403,598	—	—
G. Lynn Boggs	—	—	100,000	200,000	—	—
Scott R. Meyerhoff	—	—	189,855	114,334	50,751	—
Garrett M. Bender (1)	—	—	—	150,000	—	—
Jeffery E. Berns	—	—	23,333	27,667	—	—
Randy Fluitt	—	—	50,000	100,000	—	—

(1)	Effective February 11, 2003, Mr. Bender is no longer an employee of InterCept, and his options were terminated as of that date.

EMPLOYMENT AGREEMENTS

Collins Agreement.    We entered into an employment agreement with Mr. Collins effective as of January 30, 1998 (the Collins agreement) under which he serves as our Chief Executive Officer. The Collins agreement provides that Mr. Collins will receive a base salary of not less than $265,000 per year. Mr. Collins’ base salary may be increased upon a periodic review by the board of directors or a board committee. In addition, Mr. Collins is entitled to incentive compensation as determined by the board of directors or a board committee based upon achievement of targeted levels of performance and such other criteria as the board of directors or a committee establishes from time to time, and an additional annual bonus as determined by the board of directors or a board committee. Mr. Collins may participate in our stock option plans and can receive health insurance for himself and his dependents, long-term disability insurance, civic and social club dues, use of an automobile owned or leased by us and other benefits.

The Collins agreement has a term of three years and renews daily until either party fixes the remaining term at three years by giving written notice. We can terminate the Collins agreement upon the executive’s death or disability or for cause, and Mr. Collins can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Collins’ employment is terminated after a change in control (a) by us without cause or otherwise in breach of the Collins agreement or (b) by Mr. Collins for any reason, we must pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-days periods following the termination. In addition, we must continue life and health insurance for Mr. Collins until he reaches age 65, and his outstanding options to purchase common stock would vest and become immediately exercisable.

If Mr. Collins ceases to be our Chief Executive Officer for any reason other than by voluntary resignation, we must offer to repurchase all of the common stock he owns at a purchase price equal to the fair market value (as defined in the Collins agreement). Also, in the Collins agreement we granted, with respect to our shares of common stock, piggyback and, after any termination of employment, demand registration rights to Mr. Collins. Mr. Collins has further agreed to maintain the confidentiality of our trade secrets for a period of one year, if terminated for cause, and not to solicit our employees or customers.

Meyerhoff Agreement.    On February 1, 1998, we entered into an employment agreement with Mr. Meyerhoff (the Meyerhoff agreement) under which he serves as our Chief Financial Officer. The Meyerhoff agreement provides that Mr. Meyerhoff will receive a base salary of not less than $130,000 per year. Mr. Meyerhoff’s base salary may be increased upon a periodic review by the board of directors or a board committee. The Meyerhoff agreement has a term of one year that renews automatically at the end of each term unless earlier terminated by us or Mr. Meyerhoff. We can terminate the Meyerhoff agreement upon his death or disability or for cause. If we terminate Mr. Meyerhoff’s employment without adequate justification or for any reason within one year after a change in control, we must pay him all accrued compensation and bonus amounts and nine-twelfths of his annual base salary and bonus, and we must continue his life and health insurance benefits for the nine consecutive 30-day periods following the termination. In addition, his outstanding options to purchase common stock would vest and become immediately exercisable.

Boggs Agreement.     We entered into an employment agreement with Mr. Boggs effective as of February 19, 2002 (the Boggs agreement) under which he serves as our President. The Boggs agreement provides that Mr. Boggs will receive a base salary of not less than $400,000 per year. The board or the Compensation Committee will review his salary at least annually. In addition, Mr. Boggs is entitled to incentive compensation as determined by the board of directors or a board committee based upon achievement of targeted levels of performance and such other criteria as the board of directors or a committee establishes from time to time. In addition, our CEO, board or the Compensation Committee will annually consider Mr. Boggs’ performance and determine if any additional bonus is appropriate. Mr. Boggs may participate in our stock option plans and may receive health insurance for himself and his dependents, long-term disability insurance, use of an automobile owned or leased by us and other benefits.

The Boggs agreement has a term of two years and renews each day for an additional day until either party fixes the remaining term at two years, without further automatic extension, by giving written notice. We can terminate the Boggs agreement upon his death or disability or for cause, and Mr. Boggs can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Boggs’ employment is terminated after a change in control (a) by us without cause or otherwise in breach of the Boggs agreement or (b) by Mr. Boggs for any reason, we must pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of the 24 consecutive 30-day periods following the termination. In addition, we must continue the life insurance, disability, medical, dental and other benefits provided to Mr. Boggs and his dependents for the two-year period following termination. In addition, his outstanding options to purchase common stock would vest and become immediately exercisable notwithstanding that he has left our employment.

Pursuant to the Boggs agreement, the board approved the G. Lynn Boggs Stock Option Plan on April 16, 2002, and granted Mr. Boggs options to purchase 150,000 shares of our common stock at an exercise price of $34.22 per share. Of these options, 50,000 vested on the date of grant, 50,000 will vest on the first anniversary of the date of grant, and 50,000 will vest on the second anniversary of the date of grant, in each case only if Mr. Boggs is still employed by us.

Perry Agreement.    We entered into an employment agreement with Mr. Perry effective as of December 20, 2002 (the Perry agreement) under which he serves as the Chief Executive Officer of InterCept Payment Solutions. The Perry agreement provides that Mr. Perry will receive a base salary of not less than $400,000 per year. The board or the Compensation Committee will review his salary at least annually. In addition, Mr. Perry is entitled to incentive compensation with a target of 50% of base salary upon achievement of targeted levels of performance and such other criteria as the board of directors or a committee establishes from time to time. During the initial term of the Perry agreement, Mr. Perry will receive a minimum bonus compensation of $100,000, which we will pay to Mr. Perry in equal quarterly installments beginning April 1, 2003. Mr. Perry may participate in our stock option plans and may receive health insurance for himself and his dependents, long-term disability insurance and other benefits.

The Perry agreement has a term of two years and automatically renews for two consecutive two-year terms unless earlier terminated by written notice not less than 90 days prior to the end of the term. We can terminate the Perry agreement upon his death or disability or for or without cause. Mr. Perry can terminate his employment for or without adequate justification with 60 days notice and for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control. If Mr. Perry’s employment is terminated after a change in control (a) by us without cause or otherwise in breach of the Perry agreement or (b) by Mr. Perry for any reason, we must pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for up to 24 consecutive 30-day periods following the termination. In addition, his outstanding options to purchase common stock would vest and become immediately exercisable notwithstanding that he has left our employment.

Pursuant to the Perry agreement, the board granted Mr. Perry options to purchase 150,000 shares of our common stock at an exercise price of $16.56 per share. Of these options, 50,000 vested on the date of grant, 50,000 will vest on the first anniversary of the date of grant, and 50,000 will vest on the second anniversary of the date of grant, in each case only if Mr. Perry is still employed by us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Stock Option Committee of the Board was formed on July 6, 1998. The current members of the Compensation and Stock Option Committee are Mr. Knox, Mr. Burke and Mr. Schneider, none of whom has ever been an officer or employee of InterCept.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of our previous or future SEC filings that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

The Compensation and Stock Option Committee (the “Committee”) consists of the following board members: Jon R. Burke, Boone A. Knox and John D. Schneider. (Mr. Sturm also attends the meetings of this committee in a non-voting capacity.) The Committee reviews and determines our executive compensation objectives and policies. The Committee also reviews and sets the compensation of our Chief Executive Officer and some of our other highly compensated executive officers.

The objectives of our executive compensation program are: (a) to attract, retain and motivate highly talented and productive executives; (b) to provide incentives for superior performance by paying above-average compensation; and (c) to align the interests of the executive officers with the interests of our shareholders by basing a significant portion of their compensation upon our performance. Our executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary (including cash provided for automobile allowances); bonus; and long-term incentive compensation consisting of stock option grants. Each component of our executive compensation program is intended to serve a specific purpose in meeting our objectives.

Our policy is to set base salary levels, bonuses and long-term incentive compensation above an industry average. We select comparison corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensating information. These other corporations are not necessarily those included in the indices used to compare the shareholder return in the Stock Performance Graph. Further, the corporations selected for comparison may vary from year to year based upon market conditions and changes in both the selected corporations’ businesses and our business over time. We believe that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of our business.

Base salary.    The Committee reviews the salaries of our executives annually. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, the individual executive’s performance and our performance.

The measures of individual performance considered in setting salaries included, to the extent applicable to an individual executive officer, a number of factors such as our historical and recent financial performance in the principal area of responsibility of the officer (including measures such as gross margin, net income, sales, customer count and market share), the individual’s progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to our success. The Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

Bonus.    Our cash bonus program seeks to motivate executives to work effectively to achieve our financial performance objectives and to reward them when those objectives are met. Executives’ bonus payments are based upon our overall profitability.

Long-term incentive compensation.    We believe that option grants: (a) align executive interests with shareholder interests by creating a direct link between compensation and shareholder return; (b) give executives a significant, long-term interest in our success; and (c) help retain key executives in a competitive market for executive talent.

Benefits.    We believe that we must offer a competitive benefit program to attract and retain key executives. During 2002, we provided medical and other benefits to each executive officer.

Compensation of the Chief Executive Officer.    The Chief Executive Officer’s compensation plan includes the same elements and performance measures as the plans of our other executive officers as described above. The Committee believes that Mr. Collins’ total compensation reflects the unique contributions that he makes to our long-term strategic performance as one of the leading innovators in the financial services technology industry. For the year ending December 31, 2002, Mr. Collins’ base salary was $500,000 and he informed the Committee that he did not want to receive a bonus. Mr. Collins’ salary for 2002 was based on, among other factors, our performance and the compensation of chief executive officers of comparable companies in 2001, although his compensation was not linked to any particular group of these companies.

Pay Deductible Limit.    Under Section 162(m) of the Internal Revenue Code and federal tax regulations, public companies are prohibited from receiving a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers for any fiscal year. The prohibition does not apply to certain performance based compensation. We take into consideration this compensation deductibility limit in structuring our compensation programs and in determining executive compensation. At this time, our applicable executive officer compensation does not exceed $1 million, and we do not expect that it is likely to be affected by these nondeductibility rules in the near future.

Submitted by:	Jon R. Burke

John D. Schneider

Boone A. Knox

STOCK PERFORMANCE GRAPH

The chart below compares the cumulative total shareholder return on our common stock with the cumulative total return on the Nasdaq (U.S. Companies) Index and the Nasdaq Computer and Data Processing Services Index for the period commencing June 11, 1998 (the first day of trading of the common stock as a result of our initial public offering) and ending December 31, 2002, assuming an investment of $100 and the reinvestment of any dividends. The base price for our stock is the initial public offering price of $7.00 per share. Our common stock was traded on the American Stock Exchange until Friday, March 26, 1999. On Monday, March 29, 1999, our common stock began trading on the Nasdaq National Market. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and directors. Nine reports, each covering one transaction, were inadvertently filed late by John W. Collins, Denise C. Saylor, Farrell S. Mashburn, Jeffery E. Berns, G. Lynn Boggs, Michael D. Sulpy, Randy Fluitt, Raymond E. Moyer and Scott R. Meyerhoff. To the best of our knowledge, all required filings in 2002, with the exception of those filings, were properly made in a timely fashion. In making the above statements, we have relied on the representations of the persons involved and on copies of their reports filed with the SEC.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2002 about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise prices of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,505,405	$19.37	1,449,964(1)(2)(3)

Equity compensation plans not approved by security holders	604,472	$32.16	177,400

Total	4,259,877	$21.18	1,777,364

(1)	Includes 423,661 shares that may be issued under our 2001 Employee Stock Purchase Plan. As of December 31, 2002, a total of 76,339 shares had been issued under the 2001 Employee Stock Purchase Plan.

(2)	Effective as of October 31, 2002, our board of directors determined that no additional options would be issued under our Amended and Restated 1996 Stock Option Plan. As of December 31, 2002, 3,561,043 options were issued, 429,723 have been exercised and 2,984,405 are outstanding under the Amended and Restated 1996 Stock Option Plan.

(3)	Subject to the annual increases described in the following sentence, the maximum number of shares of common stock that can be subject to outstanding options under our 2002 Stock Option Plan (which our shareholders approved on May 22, 2002), determined immediately after the grant of any option, is currently 1,849,303 shares, subject to certain adjustments for stock splits and similar matters. The 2002 Plan provides that the number of shares of common stock available for issuance under it is automatically increased on the first trading day of each calendar year by 3% of the number of shares outstanding on the preceding trading day. Shares of common stock that are attributable to awards that have expired, terminated, or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards.

Summary of Material Features of Equity Compensations Plans Not Approved by Security Holders

InterCept has two equity compensation plans that have not been approved by shareholders: the 2002 Acquisitions Stock Option Plan and The G. Lynn Boggs 2002 Stock Option Plan. The material terms of each plan are described under the applicable heading below.

2002 Acquisitions Stock Option Plan

The board of directors approved InterCept’s 2002 Acquisitions Stock Option Plan effective as of April 16, 2002. The persons eligible to participate in the 2002 Acquisitions Plan are former employees of, or consultants to, Internet Billing Company, Ltd., InterCept Payment Solutions, Inc. (formerly Electronic Payment Exchange, Inc.), or their affiliates. Awards under the 2002 Acquisitions Plan are currently granted by a compensation committee composed of two independent members of the board of directors. The compensation committee administers the 2002 Acquisitions Plan and generally has the discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule and the post-termination exercise period.

Options granted under the 2002 Acquisitions Plan are not transferable other than:

(a)    by will or the laws of descent and distribution;

(b)    pursuant to a qualified domestic relations order; or

(c)    as otherwise provided by the compensation committee.

During the lifetime of an optionee, options can be exercised only by the optionee (or by the optionee’s guardian or legal representative, should one be appointed).

The only awards that may be issued under the 2002 Acquisitions Plan are nonqualified stock options. Generally, a participant is not taxed on the grant of a non-qualified option. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the option exercise price and the fair market value of the shares on the date of the exercise. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise. We do not receive an income tax deduction for this gain. (The foregoing discussion of the federal income tax consequences of the 2002 Acquisitions Plan is intended to be a summary of applicable federal income tax law. State and local tax consequences may differ.)

During an optionee’s employment with or service to InterCept and for a period of 24 months following the date of termination of employment or service, the optionee cannot, on the optionee’s own behalf or in the service or on behalf of others:

(a)    solicit, divert, or appropriate to or for, or attempt to solicit, divert, or appropriate to or for, a competing business, any person or entity that was a customer of InterCept on the date of termination and with whom the optionee had direct material contact within 12 months of the optionee’s last date of employment or service; or

(b)    solicit, divert, or hire away, or attempt to solicit, divert, or hire away, any employee of InterCept, regardless of whether the employee is full-time or temporary, the employment is pursuant to written agreement, or the employment is for a determined period or is at will.

If the optionee violates either of these covenants, then the optionee’s rights under any options outstanding under the 2002 Acquisitions Plan will be forfeited and terminated, subject in each case to a determination to the contrary by the stock option committee.

As of December 31, 2002, the maximum number of shares of common stock reserved for issuance under the 2002 Acquisitions Plan was 600,000, and 177,400 shares were available for grant.

Shares of common stock that are attributable to awards that have expired, terminated, or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year. The 2002 Acquisitions Plan will remain in effect until the board of directors terminates it, which it may do at any time. The board may also, at any time and from time to time and in any respect, amend the 2002 Acquisitions Plan without the consent of the shareholders of InterCept; provided, however, that the board may not amend the 2002 Acquisitions Plan:

(a)    to increase the total number of shares of stock issuable under the 2002 Acquisitions Plan;

(b)    to permit options to be granted to anyone other than the persons specified above; or

(c)    otherwise to materially increase the benefits accruing to the holders of options under the 2002 Acquisitions Plan.

No termination, amendment, or modification of the 2002 Acquisitions Plan can affect adversely the optionee’s rights under an outstanding stock option agreement without the consent of the optionee or his or her legal representative.

The G. Lynn Boggs 2002 Stock Option Plan

The board of directors approved The G. Lynn Boggs Stock Option Plan effective as of April 16, 2002. The sole person eligible to participate in the Boggs Plan is G. Lynn Boggs, our President and Chief Operating Officer. Awards under the Boggs Plan were granted by a compensation committee composed of two independent directors of the board of directors. As of December 31, 2002, the maximum number of shares of common stock reserved for issuance under the Boggs Plan was 150,000, and no shares were available for grant. If Mr. Boggs is terminated from his employment or other service to InterCept or its subsidiaries for “cause,” as defined in his employment agreement, his options, whether vested or unvested, will terminate immediately and will not thereafter be exercisable. Mr. Boggs’s options are not transferable other than:

(a)    by will or the laws of descent and distribution;

(b)    pursuant to a qualified domestic relations order; or

(c)    as otherwise provided by the compensation committee.

During Mr. Boggs’s lifetime, options can be exercised only by him (or by his guardian or legal representative, should one be appointed).

The stock options issued under the Boggs Plan are nonqualified stock options. The federal income tax consequences of the granting and exercise of stock options under the Boggs Plan are as described above for options granted and exercised under the 2002 Acquisitions Plan.

The Boggs Plan prohibits, in the same manner as the 2002 Acquisitions Plan described above, the solicitation of customers and employees by Mr. Boggs after his employment is terminated.

The Boggs Plan will remain in effect until the board of directors terminates it, which it may do at any time. The board may also, at any time and from time to time and in any respect, amend the Boggs Plan without the consent of the shareholders of InterCept; provided, however, that the board may not amend the Boggs Plan:

(a)    to increase the total number of shares of stock issuable under the Boggs Plan;

(b)    to permit options to be granted to anyone other than Mr. Boggs; or

(c)    otherwise to materially increase the benefits accruing to Mr. Boggs as the holder of options under the Boggs Plan.

No termination, amendment, or modification of the Boggs Plan can affect adversely Mr. Boggs’s rights under his outstanding stock option agreement without the consent of Mr. Boggs or his legal representative.

SECURITY OWNERSHIP

The following table provides certain information regarding the beneficial ownership of our common stock by: (a) each of our directors; (b) each named executive officer (other than Mr. Bender, who is no longer our employee); (c) each person known to us to be the beneficial owner of more than 5% of our common stock; and (d) all of our directors and executive officers as a group. The information in the table is based on information from the named persons regarding their ownership of our common stock, except that information regarding 5% owners other than Mr. Collins is based on Schedules 13G those entities filed with the SEC in February 2003. Unless otherwise indicated, each of the holders listed below has sole voting power and investment power over the shares beneficially owned and each person listed below as one of our executive officers or directors has an address in care of our principal office.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that the person or group has the right to acquire within 60 days after April 15, 2003 or with respect to which the person otherwise has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons on a given date, shares which that person or group has the right to acquire within 60 days after that date are deemed to be outstanding for purposes of computing the percentage for that person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group. The Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exercising options. The numbers shown in the Vested Options column include options that were vested as of April 15, 2003 and options that vest during the 60 days following April 15, 2003. On April 15, 2003, (a) 20,056,449 shares of our common stock were outstanding, and (b) options to purchase 4,245,657 shares of common stock were outstanding.

Name	Shares Owned	Vested Options	Shares Beneficially Owned	%
John W. Collins (1)	1,254,568	919,041	2,173,609	10.4
Scott R. Meyerhoff		222,855	222,855	1.1
Randy Fluitt	3,000	88,334	91,334	*
Jeffery E. Berns		29,332	29,332	*
G. Lynn Boggs		150,000	150,000	*
Jon R. Burke	5	51,667	51,672	*
Boone A. Knox	5	51,667	51,672	*
John D. Schneider, Jr.	10,005	35,001	45,006	*
Glenn W. Sturm	367,390	73,082	440,472	2.2
Deutsche Bank AG (2)	1,437,589	0	1,437,589	7.2
FMR Corp. (3)	2,991,258	0	2,991,258	15.0
All directors and executive officers as a group (13 persons)	2,165,331	1,698,236	3,863,567	17.8

*	Indicates less than 1%.

(1)	Shares owned includes 100,000 shares owned by Progeny Management, L.L.L.P., the limited partner of which is a limited liability company whose sole member is Mr. Collins.

(2)

Reflects the securities beneficially owned by the Private Clients and Asset Management business group of Deutsch Bank AG and its subsidiaries and affiliates. The address of Deutsch Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Of these shares, (a) Deutsch Bank AG has sole voting power over 1,225,841 shares; sole dispositive power over 1,108,489 shares; and shared dispositive power over 329,100 shares; (b) Deutsch Bank Trust Company Americas has sole voting power over 816,841 shares and sole dispositive power over 1,028,589 shares; (c) Deutsch Investment Management Americas Inc. has sole voting power over 329,100 shares and shared dispositive power over 329,100 shares; and (d) Deutsch Asset

Management Group Ltd, London has sole voting power over 79,900 shares and sole dispositive power over 79,900 shares.

(3)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,120,150 shares of the outstanding common stock of as a result of acting as investment adviser to various investment companies (funds) registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity OTC Portfolio, amounted to 1,994,170 shares of the outstanding common stock. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 2,120,150 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 871,108 shares of the outstanding common stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 871,108 shares and sole power to vote or to direct the voting of 868,608 shares, and no power to vote or to direct the voting of 2,500 shares of common stock owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

INDEPENDENT AUDITORS

Deloitte & Touche LLP has served as our independent auditors since July 2002. Previously, Arthur Andersen LLP had served as our independent public accountants from 1997 until July 18, 2002, when we dismissed Andersen as our independent public accountants. Our board of directors approved the decision to dismiss Andersen, upon recommendation of the Audit Committee.

Andersen’s reports on our consolidated financial statements for each of fiscal year 2000 and fiscal year 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During each of each of fiscal year 2000 and fiscal year 2001 and through the date of our dismissal of Andersen, there were:

(a)    no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements for those years; and

(b)    no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Andersen with a copy of the foregoing disclosure and requested that they furnish a letter addressed to the Securities and Exchange Commission stating whether they agree with the above statements. A representative from Andersen advised us that Andersen is no longer in a position to provide letters relating to its termination as a former audit client’s independent public accountant and that Andersen’s inability to provide such letters has been discussed with the SEC staff.

As of July 18, 2002, we engaged Deloitte & Touche to serve as our new independent auditors for the 2002 fiscal year. During each of fiscal year 2000 and fiscal year 2001 and through the date of our engagement of Deloitte & Touche, we did not engage Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

One or more representatives of Deloitte & Touche are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors/Public Accountants

As noted above, Deloitte & Touche has served as our independent auditors since July 18, 2002. Previously, Andersen had served as our independent public accountants from 1997 until that date.

Audit Fees.    The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that the second and third quarters of that fiscal year, were $245,300. For the first quarter of 2002, Arthur Andersen billed us $7,500. For the year ended December 31, 2001, the aggregate fees billed by Andersen for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31,

2001, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year, were $355,000.

Audit Related Fees.    The aggregate fees billed by Deloitte & Touche for professional services rendered that were reasonably related to the performance of the audit of our 2002 financial statements, but which are not reported in the previous paragraph, were $153,175. The aggregate fees billed by Arthur Andersen for professional services rendered that were reasonably related to the performance of the audit of our 2002 financial statements, but which are not reported in the previous paragraph, were $140,970. For the year ended December 31, 2001, the aggregate fees billed by Andersen for professional services reasonably related to the performance of the audit of our 2001 financial statements, but which are not reported in the previous paragraph, were $432,860. These other fees relate primarily to due diligence and audit activities related to businesses we acquired in 2001 and 2002.

Tax Fees.    The aggregate fees billed by Deloitte & Touche for professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2002, were $20,975. The aggregate fees billed by Arthur Andersen for professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2002, were $43,645. For the year ended December 31, 2001, the aggregate fees billed by Andersen for professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2001, were $147,125.

All Other Fees.    The aggregate fees billed by Deloitte & Touche for services rendered to us for the fiscal year ended December 31, 2002, other than for the services described in the foregoing paragraphs, were $74,164. The aggregate fees billed by Arthur Andersen LLP for services rendered to us for the fiscal year ended December 31, 2001, other than for the services described in the foregoing paragraphs, were $18,336. These other fees relate primarily to audit activities related to benefit plans and valuation analysis of acquired businesses.

Our audit committee has discussed Deloitte & Touche’s provision of the non-audit services described above and believes that the independence of Deloitte & Touche is not compromised by the provision of these services.

SUBMISSION OF SHAREHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

We must receive at our principal executive offices by December 31, 2003 any proposal that a shareholder may desire to have included in our proxy materials for presentation at our 2004 annual meeting of shareholders. Our bylaws provide procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. The nomination or proposed item of business must be received no sooner than March 6, 2004 and no later than April 5, 2004. These procedures require shareholder proposals to be submitted in writing to our corporate Secretary at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071.

COPIES OF EXHIBITS

Included with our proxy materials is a copy of our 2002 annual report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Carole Collins, our Director of Investor Relations, 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071.

OTHER BUSINESS

The board of directors does not know of any other matters to be presented for action by the shareholders at the annual meeting. If, however, any other matters not now known are properly brought before the annual meeting, the persons named in the proxy card will vote such proxy on such matters as determined by a majority of the board of directors.

By Order of the Board of Directors

John W. Collins

Chairman of the Board

PROXY FOR ANNUAL MEETING

OF SHAREHOLDERS OF

INTERCEPT, INC.

To Be Held on June 4, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints JOHN W. COLLINS and SCOTT R. MEYERHOFF and each or either of them, as true and lawful agents and proxies of the undersigned with full power of substitution and revocation in each, to represent and vote, as indicated below, all of the shares of Common Stock of InterCept, Inc. (“InterCept”) that the undersigned would be entitled to vote at the 2003 Annual Meeting of Shareholders of InterCept to be held at InterCept’s corporate office located at 3150 Holcomb Bridge Road, Norcross, Georgia on Wednesday, June 4, 2003 at 9:00 a.m., local time, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR the proposal. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposal.

1.	ELECTION OF DIRECTORS: BOONE A. KNOX JOHN D. SCHNEIDER, JR.

☐  FOR both nominees listed (except as marked to the contrary)        ☐  WITHHOLD AUTHORITY to vote for both nominees

(INSTRUCTION: To withhold authority to vote for either individual nominee(s), write that nominee’s name(s) in the space provided below.)

(Continued and to be signed on reverse side.)

(Continued from other side.)

2. IN	THEIR DISCRETION, JOHN W. COLLINS and SCOTT R. MEYERHOFF may act upon such other business as may properly come before the meeting or any adjournment thereof.

Dated:_________________________________, 2003

___________________________________
Signature
___________________________________ Signature if held jointly

Please date this proxy and sign exactly as name or names appear on this proxy. Where more than one owner is shown, each owner should sign. Persons signing in a fiduciary or representative capacity must give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.